Exhibit 10.(ii)(11)








SUPPLEMENTAL RETIREMENT INCOME PLAN
As Amended Effective as of March 25, 1997












This Supplemental Retirement Income Plan is established for the benefit of participants in Sears Pension Plan who retire or die after December 31, 1977. The Company shall pay, from time to time out of its general funds, to such participants (or, in the case of the death of such participant, to any person or persons to whom benefits are payable) a monthly retirement amount equal to the amount, if any, by which the benefit payable under Sears Pension Plan, was reduced in order to comply with the limits imposed by the Internal Revenue Code on the annual amount of retirement income, including limits on the maximum amount of annual compensation which may be taken into account. Compensation for the purposes of the Supplemental Retirement Income Plan shall include any compensation deferred under the Sears, Roebuck and Co. Deferred Compensation Plan which is not included and compensation under the Sears Pension Plan. Notwithstanding the foregoing, no individual who is eligible to receive a Special ERIP Payment pursuant to resolutions adopted by the Board of Directors on August 11, 1993 shall be a participant in, or entitled to benefits under, this Supplemental Retirement Income Plan.

Except as expressly provided herein, the monthly retirement amount, if any, payable from time to time to any person under the Supplemental Retirement Income Plan shall be paid commencing as of the same date, for the same period, based upon the same assumptions and subject to the same terms and conditions as the monthly retirement income paid to such person under Sears Pension Plan, including Supplemental A thereto.

If a participant elects to receive the retirement benefit payable under the Sears Pension Plan in the form of a lump sum, rather than in the form of monthly payments, such participant, with the approval of the Sears Pension Plan Administrator, may elect to have the monthly retirement income amount, if any, payable under the Supplemental Retirement Income Plan paid to him (as of the date the lump sum payment under the Sears Pension Plan is calculated) in an actuarially adjusted amount pursuant to one of the optional forms set forth in Section 7.2 of the Sears Pension Plan.

If a participant under the Supplemental Retirement Income Plan terminates employment prior to attaining eligibility for a lump sum distribution under the Sears Pension Plan, the monthly retirement amount payable under the Supplemental Retirement Income Plan may be paid at the request of the participant, in the sole discretion of Sears Pension Plan Administrator, to the person or persons entitled thereto in a lump sum, and payable as of the first day of the month following termination of employment from the Company. If a participant is not eligible for a lump sum distribution under the Sears Pension Plan upon termination of employment, and does not request a lump sum distribution from the Supplemental Retirement Income Plan upon termination of employment, such participant will not be eligible for a lump sum distribution from the Supplemental Retirement Income Plan at a later date.

In calculating the lump sum which is the actuarial equivalent of the monthly retirement amount, the mortality table used for lump sum calculations under the Sears Pension Plan shall be used, and the interest rate employed shall be the lump sum interest rate under the Sears Pension Plan multiplied by sixty percent (60%).

In the event a participant dies while employed by the Company after he has attained age 55 and has completed ten or more years of continuous service, then the monthly retirement amount which would become payable pursuant to the terms of the Supplemental Retirement Income Plan shall be payable to the person or persons designated by him pursuant to such election as he shall have made from among the options provided for in Subsection 7.2 of Sears Pension Plan. Such monthly retirement amount shall commence with the first day of the month following the month in which the participant's death occurs. A participant may elect for this purpose under the Supplemental Retirement Income Plan an option other than the one he has elected for the purposes of the Sears Pension Plan. In the event a deceased participant had not elected an option under the Supplemental Retirement Income Plan, the monthly retirement amount shall be paid pursuant to any option elected under Sears Pension Plan, or if no such option has been elected, then in the manner provided pursuant to Subsection 6.2 of Sears Pension Plan. Notwithstanding the foregoing, in the event that a participant under the Supplemental Retirement Income Plan or a participant under the Sears Executive Retirement Plan Arrangements dies prior to the commencement of benefits from the Sears Pension Plan under circumstances where a lump sum death benefit would be payable to his spouse or to a designated beneficiary other than the spouse from this plan, such participant may elect to have such lump sum payment paid instead to a trust. Any such election must be in writing in a form approved by the Pension Plan Administrator and must contain the written consent of the person to whom he is married at the time of his death and must also apply to any death benefit payable under the Sears Executive Retirement Plan Arrangements. A valid election under the preceding two sentences shall have the effect of changing the recipient of the lump sum payment that would otherwise have been payable to a participant's spouse or designated beneficiary on account of his death from this plan, but not the method of calculating the amount of such payment. The Pension Plan Administrator may require additional documentation, such as a copy of the current trust instrument, without which any election of a trust as beneficiary shall be invalid. A participant may revoke any such election and may make a new election prior to his death.

The liability for any other supplemental pension benefits which have been granted on an individual basis to certain key executives, and described in individual agreements previously incorporated by reference into this Supplemental
Retirement Income Plan, is hereby transferred to the Sears
Executive Retirement Plan Arrangements.